AMENDMENT TO
                        ADMINISTRATIVE SERVICES AGREEMENT
                 BETWEEN KEMPER INVESTORS LIFE INSURANCE COMPANY
                          AND INVESCO FUNDS GROUP, INC.

WHEREAS, INVESCO Funds Group, Inc. ("INVESCO") and Kemper Investors Life Insurance Company ("Kernper") have entered into an Administrative Services Agreement effective as of May 1, 2001 ("Agreement"); and

WHEREAS, INVESCO serves as the administrator for the INVESCO Variable investment Funds, Inc. (the "Company"); and

WHEREAS, the Parties entered into an agreement dated May 1, 2001, with the Company and INVESCO Distributors, Inc. (the "Fund Participation Agreement"); and

WHEREAS, the Parties desire to amend the Agreement in the manner hereinafter set forth;

NOW, THEREFORE, the Parties hereby amend the Agreement in the following form:

Section III is deleted in its entirety and replaced with the following:

III. PAYMENT OF EXPENSES:

In recognition of the substantial savings in administrative expenses to INVESCO and the Company by virtue of having a sole shareholder, Kemper, and having that shareholder be responsible for the servicing of the Contract Owners, INVESCO will pay an administrative service fee to Kemper, as described below:

     (a) For the Zurich Kemper Lifelnvestor, Scudder Destinations Life, and the Scudder Destinations Contracts, the following shall apply:

               INVESCO shall pay to Kemper an Administrative Services Fee ("Quarterly Fee") equal to a percentage of the average daily net assets of the Portfolios attributable to the Zurich Kemper Lifelnvestor, Scudder Destinations Life, and the Scudder Destinations Contracts offered by Kemper, at the annual rate of 0.30% on the aggregate net assets placed by Kemper in the INVESCO VIF Funds designated in Schedule 6 of the Fund Participation Agreement, as may be amended from time to time. The Quarterly Fee is in consideration of the expenses incurred by Kemper pursuant to Section II hereof. The payment of the Quarterly Fee shall commence on the date first indicated above.

     (b)  For the Scudder ZS4 Contract, the following shall apply:

               INVESCO shall pay to Kemper an Administrative Services Fee ("Quarterly Fee") equal to a percentage of the average daily net assets of the Portfolio attributable to the Scudder ZS4 Contract offered by Kemper at the annual fees referenced by the table below.

                                      ASSETS                     ANNUAL % RATE
                                      $0-25 Million              0.30%
                                      $25-50 Million             0.35%
                                      $50-100 Million            0.40%
                                      $100-150 Million           0.45%
                                      $150 + Million             0.50%

                    The preceding table shall be based upon aggregate net assets placed by Kemper in the INVESCO VIF - Utilities Fund. The Quarterly Fee is in consideration of the expenses incurred by Kemper pursuant to Section II hereof. The payment of the Quarterly Fee shall commence on the date first indicated above.

     (c) From time to time, the Parties hereto shall review the applicable Quarterly Fee described in Sections Ill(a) and Ill(b) to determine whether it reasonably approximates the incurred and anticipated costs, over time, of Kemper in connection with its duties hereunder. The Parties agree to negotiate in good faith any change to the Quarterly Fee proposed by another Party in good faith.

     (d) This Agreement shall not modify any of the provisions of the Article IV or Article VI of the Fund Participation Agreement, but shall supplement those provisions.

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed in its name on its behalf by its duly authorized representatives as of August 13, 2002 .


INVESCO FUNDS GROUP, INC.                   KEMPER INVESTORS LIFE INSURANCE


By:   /s/ Ronald L. Grooms                   By:    /s/ Linda K. Wagner
      -----------------------                       ---------------------------

Name:  Ronald L. Grooms                      Name:  Linda K. Wagner
Title: Senior Vice President                 Title: SVP

Date:  August 13, 2002                       Date:  August 9, 2002
       ----------------------                       ---------------------------


INVESCO VARIABLE INVESTMENT FUNDS, INC.


By:   /s/ Ronald L. Grooms
      -----------------------

Name:  Ronald L. Grooms
Title: Treasurer

Date:  August 13, 2002
       ----------------------